Exhibit 5.1

1221 Avenue of the Americas
New York, NY 10020
212.768.6700
212.768.6800 fax
www.sonnenschein.com

February 9, 2009

PharmAthene, Inc.

One Park Place, Suite 450

Annapolis, MD 21401

Re:

Registration Statement on Form S-1, as heretofore amended (File No. 333-124712) and declared effective by the Securities and Exchange Commission on or about July 28, 2005, as further amended by Post-Effective Amendment No. 2 on Form S-3

Ladies and Gentlemen:

In our capacity as counsel to PharmAthene, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-1, as heretofore amended (File No. 333-124712) and declared effective by the Securities and Exchange Commission (“SEC”) on or about July 28, 2005, as further amended by post-effective amendment no. 2 on Form S-3 (the registration statement and its pre- and post-effective amendments, collectively, the “Registration Statement”) being filed contemporaneously herewith by the Company with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), covering the following securities: (i) 9,400,000 shares (the “Warrant Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) issuable upon exercise of the warrants originally issued in connection with the Company’s initial public offering (the “Warrants”); (ii) 225,000 units (the “Units”) issuable upon exercise of the Purchase Option (as defined below); (iii) 225,000 shares of Common Stock included as part of the Units (the “Unit Shares”); (iv) 225,000 warrants to purchase Common Stock included as part of the Units (the “Unit Warrants”); and (v) 225,000 shares of Common Stock issuable upon exercise of the Unit Warrants (the “Unit Warrant Shares”).  This opinion is being delivered to you in accordance with your request and in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following:

(a)	the Registration Statement;

(b)	the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Certificate of

Incorporation”);

(c)	the By-Laws of the Company;

(d)	the Warrant Agreement, dated as of July 28, 2005, between Healthcare Acquisition Corp. and Continental Stock

Transfer & Trust Company, as amended by the Warrant Clarification Agreement on January 23, 2007 (as so amended, the “Warrant Agreement”);

(e)	the Company’s Unit Purchase Option issued to Maxim Group LLC, as representative of the underwriters, in the

Company’s initial public offering, as amended by the Amendment to the Unit Purchase Option, dated January 23, 2007 (as so amended, the “Purchase Option”);

(f)	corporate proceedings of the Company relating to the Warrants, Warrant Shares, Purchase Option, Units, Unit Shares,

Unit Warrants and Unit Warrant Shares; and

Brussels  Charlotte  Chicago  Dallas  Kansas City  Los Angeles  New York  Phoenix  St. Louis

San Francisco  Short Hills, N.J.  Silicon Valley  Washington, D.C.  West Palm Beach

(g)           such other instruments and documents as we have deemed relevant or necessary in connection with our opinions set forth herein.

In making the aforesaid examinations, we have assumed the genuineness and authenticity of all documents examined by us and all signatures therein and the conformity to originals of all copies of all documents examined by us. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by it to date.

Based upon and subject to the foregoing, we are of the opinion that:

1.             The Warrant Shares and Unit Warrant Shares have each been duly and validly authorized and, when issued, delivered, sold and paid for in accordance with the terms of the Warrants and Unit Warrants, as the case may be, and the Warrant Agreement, will be duly and validly issued, fully paid and non-assessable.

2.             The Units have been duly and validly authorized and, when duly executed and issued, delivered, sold and paid for upon exercise of the Purchase Option in accordance with the terms of the Purchase Option and as contemplated by the Registration Statement, will be duly and validly issued, fully paid and non-assessable.

3.             The Unit Shares have been duly and validly authorized and, when issued, delivered, sold and paid for as part of the Units in accordance with the terms of the Purchase Option and as contemplated by the Registration Statement, will be duly and validly issued and fully paid and non-assessable.

4.             The Unit Warrants have been duly and validly authorized and, when duly executed and  authenticated in accordance with the Warrant Agreement and issued, delivered, sold and paid for as part of the Units in accordance with the terms of the Purchase Option and as contemplated by the Registration Statement, will be duly and validly issued, fully paid and non-assessable.

Our opinions are subject to the effect of Federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.

Our opinions are subject to the effect of general principles of equity, whether applied by a court of law or equity, including, without limitation, concepts of materiality, good faith and fair dealing and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the Delaware General Corporate Law and the federal laws of the United States of America.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. We do not, by giving such consent, admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SONNENSCHEIN NATH & ROSENTHAL LLP

SONNENSCHEIN NATH & ROSENTHAL LLP